Exhibit 4.1

PROMISSORY NOTE

Principal amount: $46,500	DATE: February 1, 2023

The undersigned Neolara Corp. (the “Borrower”), Contiguo a la Guardia de Asistencia Rural, San Vito, Coto Brus, Puntarenas, 60801, Costa Rica, promises to pay to Brian Amir, (the “Lender”), Del Ebais 25 este y 300m norte Uvita de Osa, Puntarenas, 60504, Costa Rica, or such other address as may be directed in writing, the principal sum of Forty Six Thousand and Five Hundred US Dollars ($46,500), during the period of one hundred fifty (150) days.

1. CREDIT OF PAYMENTS. Each payment under this Note shall be credited in the following order:

a)	costs, fees, charges and advances paid or incurred by Lender and for which the Borrower is obligated under the terms herein;
b)	principal under this Note.

All installments of principal of this Note shall be payable in lawful money of the United States of America. Checks constitute payment only when collected.

3. PREPAYMENT. The Borrower may prepay in whole or, from time to time, in part, and without any premium or penalty therefor.

4. INTEREST DUE IN THE EVENT OF DEFAULT. From and after the Maturity Date the entire unpaid principal balance and accrued unpaid interest shall automatically bear an annual interest rate equal to the lesser of:

a)	twelve percent (10%) per annum or
b)	the maximum interest rate allowed by law, in lieu of the rate provided above herein. This Note is secured by that certain Pledge and Security Agreement of even date herewith.

5. ATTORNEYS’ FEES AND COSTS. Borrower shall pay all costs incurred by Lender incollecting sums due under this Note after a default, including reasonable attorneys’ fees. If Lender or Borrower sues to enforce this Note or obtain a declaration of its rights hereunder,the prevailing party in any such proceeding shall be entitled to recover its reasonableattorneys’ fees and costs incurred in the proceeding (including those incurred in anybankruptcy proceeding or appeal) from the non-prevailing party.

6. WAIVER OF PRESENTMENTS. Borrower waives presentment for payment, notice of dishonor, protest and notice of protest.

7. NON-WAIVER. No failure or delay by Lender in exercising Lender’s rights under this Note shall be considered a waiver of such rights.

8. INTEGRATION. There are no verbal or other agreements which modify or affect the terms of this Note. This Note may not be modified or amended except by written agreement signed by Borrower and Lender.

9. NOTICE. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered

a)	in person,
b)	by certified mail, postage prepaid, return receipt requested,
c)	by facsimile, or
d)	by a commercial overnight courier that guarantees delivery and provides a receipt, and such notices shall be made to the parties at the addresses listed above.

10. GOVERNING LAW. This note shall be governed under the laws in the State of Wyoming.

11. SIGNATURES. This Note shall be signed by Brian Amir and Julio Antonio Quesada Murillo on behalf of NEOLARA CORP.

IN WITNESS WHEREOF, this Agreement has been executed and delivered in the manner prescribed by law as of the date first written above.

Borrower: NEOLARA CORP.

Borrower Signature: /s/ Julio	Date: February 1, 2023

Printed Name: Julio Antonio Quesada Murillo

Lender: Brian Amir

Lender Signature: /s/ Brian Amir	Date: February 1, 2023

Printed Name: Brian Amir